                                                                 EXHIBIT (a)(10)

[Employee Name]

BELOW IS A SUMMARY OF YOUR ELECTION IN THE STOCK OPTION EXCHANGE PROGRAM:
(election recorded: [date] [time] Pacific Time)

You have elected to exchange the following option grants:

Shares            Grant date           Price


Total: _______ shares (less options exercised 9/28/01; see below)

PLEASE NOTE - THE ITEMS LISTED ABOVE ONLY REFLECT THOSE OPTION GRANTS YOU SPECIFICALLY SELECTED FOR EXCHANGE. SINCE YOU HAVE ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, ANY OTHER OPTIONS GRANTED TO YOU WITHIN SIX MONTHS PRIOR TO THE DEADLINE (OTHER THAN FORMULA GRANTS) WILL AUTOMATICALLY BE EXCHANGED REGARDLESS OF WHETHER YOU CHECKED THE BOX FOR THOSE GRANTS.

FURTHER, THE ITEMS LISTED ABOVE HAVE NOT BEEN ADJUSTED TO REFLECT ANY EXERCISES BETWEEN SEPTEMBER 28, 2001 AND THE DEADLINE. IF YOU EXERCISE (OR HAVE ALREADY EXERCISED) OPTIONS DURING THAT PERIOD, THOSE OPTIONS ARE NOT CONSIDERED OUTSTANDING AND WILL NOT BE EXCHANGED.

Assuming that you are otherwise eligible to receive a Replacement Option on the Replacement Option Grant Date (you have been continuously employed by the company since making your valid election to participate in the Offer), you will receive a Replacement Option grant equal to the number of shares you validly tendered PLUS that amount equal to the number of shares for which you have received option grants within six months prior to the Expiration Date (excluding Formula Grants), which are being AUTOMATICALLY exchanged as described in the preceding paragraph.

Thank you. Please save this email for your records.

YOU MAY CHANGE YOUR ELECTION AS MANY TIMES AS YOU WISH PRIOR TO THE DEADLINE. DEADLINE FOR ELECTIONS: 10:00 P.M. PACIFIC TIME, November 26, 2001.

TO CHANGE YOUR ELECTION, LOG ON TO THE STOCK OPTION EXCHANGE WEBSITE AT http://www-int.juniper.net/optionexchange/, AND INDICATE YOUR NEW CHOICES.